Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-148299 on Form S-8 of SandRidge Energy, Inc., of our report dated June 20, 2008, appearing in this Annual report on Form 11-K of the SandRidge Energy, Inc. 401(k) Plan (the “Plan”) for the year ended December 31, 2007.
/s/ McConnell & Jones LLP
Houston, Texas
June 30, 2008